Exhibit 99.1                                     For Further Information Contact
                                                   Harry J. Cynkus (404)888-2922


FOR IMMEDIATE RELEASE




       Rollins, Inc. Announces Agreement to Acquire Western Pest Services

ATLANTA, GEORGIA, March 8, 2004 - Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, today announced that it has entered into a definitive purchase agreement to acquire, through a purchase of assets, the pest control business and certain ancillary operations of Western Industries, Inc. and its affiliates. The aggregate consideration will be paid in cash and is expected to be approximately $105 - $110 million. The transaction is expected to close in the second quarter, subject to Hart-Scott-Rodino approval, and other conditions.

Since its founding in 1928, Western Pest Services has been a pioneer and leader in the pest control business and today ranks as the 8th largest company in the industry. Based in Parsippany, N.J., the Company provides pest elimination and prevention to homes and businesses to over 130,000 customers from New York to Virginia with additional operations in Georgia and Florida. You can learn more about Western by visiting their Web site at www.westernpest.com.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc., said, "We are very excited to announce this agreement. By adding Western to our company we will further enhance our presence in the Northeast. Western is an exceptional company and one that is well known and recognized for quality service among its customers. They have a wonderful group of employees and we know they will make a meaningful contribution to our operations."

Robert A. Sameth, President of Western Pest Services, stated, "We have long admired Rollins not only for its operations but also for the success they have had with previous acquisitions. It was most important to us that we become part of an organization that shares the same standards that we do in valuing its customers and associates. Rollins exemplifies these principles, both in its commitment to excellent service to its customers and in the positive environment it provides for its employees. We believe this transaction will provide a successful relationship between our companies and are happy to be part of their team."

About Rollins

Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the timing, nature and expected benefits of the proposed transaction. Actual results could differ materially from those indicated due to the following and other risks: There can be no guarantee that all conditions to closing will be satisfied and the anticipated timing of the transaction is subject to delay, including delay due to regulatory and other considerations; the benefits of the transaction may not be achieved for any of a number of reasons, including integration issues, competition in the market and general economic factors.